Zwemkuil
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S:\Elize\Agreement\Rockwell\Saxendrift BEE\ROCK2 EB1 Zwemkuil Shareholders Agr.doc
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02.10.08

SHAREHOLDERS' AGREEMENT

amongst

ROCKWELL RESOURCES RSA (PROPRIETARY) LIMITED

AFRICA VANGUARD RESOURCES (PROPRIETARY) LIMITED

and

ZWEMKUIL (PROPRIETARY) LIMITED

TABACKS

TABLE OF CONTENTS

SHAREHOLDERS' AGREEMENT

1. PARTIES

1.1 **ROCKWELL RESOURCES RSA (PROPRIETARY) LIMITED**

1.2 **AFRICA VANGUARD RESOURCES (PROPRIETARY) LIMITED**

1.3 **ZWEMKUIL (PROPRIETARY) LIMITED**

2. INTERPRETATION

2.1 The headnotes to the sections of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

2.2 For the purposes of this Agreement, unless inconsistent with the context and unless otherwise specified, the expressions set forth below shall bear the following meanings:

"Agreement"	this shareholders' agreement together with all and any annexures attached hereto
"Auditors"	the auditors of each of the Company from time to time
"AVR"	Africa Vanguard Resources (Proprietary) Limited, registration number 2000/014503/07

"Board"	the board of directors of the Company from time to time
"Business Day"	any day other than a Saturday, or a Sunday or a day which from time to time is proclaimed a public holiday in the RSA
"Charter"	the Broad-Based Socio-Economic Empowerment Charter for the South African Mining Industry, dated 11 October 2002, developed in terms of the provisions of Section 100(2)(a) of the MPRDA
"Companies Act"	the Companies Act 61 of 1973 as may be amended or substituted from time to time
"Company"	Zwemkuil (Proprietary) Limited, registration number 2005/036968/07
"Default Matters"	all matters referred to in 10.3
"Directors"	the directors for the time being of the Company
"Effective Date"	the date that the Sale Agreement takes effect

"Empowerment Criteria" all criteria of whatsoever nature and howsoever arising concerning and/or relevant to and/or applicable in respect of the assessment and/or measuring of whether any person (whether natural or otherwise) is or constitutes an historically disadvantaged person and/or complies with prescribed and/or necessary elements of Empowerment, including (without limitation) all requirements of any statute, regulation, ordinance, code, by-law, rule, practice or custom (whether legally enforceable or otherwise) prescribed and/or recommended from time to time in respect of and/or concerning and/or relating to Empowerment, by Government (whether national, provincial and/or local) and/or by any influential entity and/or association of persons (including, without limitation, all trade unions, trade organisations and/or other associations of persons) and relating, whether directly or indirectly, to the Company and/or to the business of the Company, and whether of general

application and/or of application only to the sector of the economy and/or the business environment within which the Company carries on its business and/or the business of the Company, and (without limitation) applying in respect of and/or relating to:

1. the registered and/or beneficial ownership of shares in any company; and/or

2. the management and strategic control, whether direct or indirect, of any company, corporation, society, firm and/or other legal entity (collectively the "Entity"); and/or

3. the financial and/or other participation, whether directly or indirectly, in any Entity by women, disabled persons and/or other disadvantaged persons; and/or

4. any other matter, circumstance or thing which may from time to time be relevant to and/or affect

	Empowerment and its practical application and/or implementation
"Exchange Agreement"	the Exchange Agreement between AVR and RDI
"JSE"	the JSE Limited, registration number 2005/022939/06
"MPRDA"	the Mineral and Petroleum Resources Development Act, 2002 (Act 28 of 2002) as amended from time to time
"Parties"	collectively Rockwell RSA, AVR and the Company, and "Party" shall refer to any one of them or their permitted successors-in-title as the context requires
"RDI"	Rockwell Diamonds Incorporated, a company duly incorporated and registered in terms of the laws of British Columbia, Canada and whose shares are listed on the TSX Exchange and the JSE

"RDI Shares"	ordinary shares in the share capital of RDI listed on the JSE
"Restricted Matters"	those matters referred to in 10
"Rockwell RSA"	Rockwell Resources RSA (Proprietary) Limited, a company duly incorporated and registered in terms of the laws of the RSA under registration number 2005/023297/07
"RSA"	Republic of South Africa
"Sale Agreement"	the sale of shares and claims agreement to be conducted between Rockwell RSA and AVR
"Sale Interest"	in respect of each Shareholder, all of the shares beneficially held by such Shareholder and all amounts owing from whatever cause by the Company to such Shareholder from time to time
"Shareholders"	a shareholder registered as a member of the Company in the share register from time to time

"Shareholding"	a beneficial holding of shares in the Company
"Signature Date"	the date of last signature of this Agreement by the Party signing same
"Trigger Event"	a change of control of RDI as defined in the TSX Rules and Regulations
"TSX Exchange"	the TSX Exchange in Canada
"VWAP"	volume weighted average price per RDI Shares as traded on the JSE

2.3 If any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it is only in the definition section, effect shall be given to it as if it were a substantive provision of this Agreement.

2.4 Any reference to an enactment is to that enactment as at the date hereof as it may thereafter be amended or replaced.

2.5 Unless inconsistent with the context, an expression which denotes:

2.5.1 any gender includes the other genders;

2.5.2 a natural person includes an artificial person and *vice versa*;

2.5.3 the singular includes the plural and *vice versa*.

2.6 Where any term is defined within the context of any particular section in this Agreement, the term so defined, unless it is clear from the section in question that the term so defined has limited application to the relevant section, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that the term has not been defined in this interpretation section.

2.7 When any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or public holiday, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday.

2.8 Expressions defined in this Agreement shall bear the same meanings in schedules or annexures to this Agreement which do not themselves contain their own conflicting definitions.

3. **<u>INTRODUCTION</u>**

3.1 The Parties (other than the Company) wish to co-operate as long-term investors in the development and expansion of the businesses conducted by the Company.

3.2 The Parties wish to regulate in writing their relationship, both as between the Shareholders of the Company *inter se*, and as between the Company

and its Shareholders, upon the terms and conditions set out in this Agreement.

4. **CONDITION PRECEDENT**

4.1 This entire Agreement (save for 1, 2, this 4, 5, 25 to 33 (inclusive) which shall be of immediate force and effect) is subject thereto that the Sale Agreement and the Exchange Agreement shall have been entered into simultaneously with this Agreement and become unconditional, save for the condition that this Agreement shall have become unconditional by no later than 2 October 2008.

4.2 The Parties shall, where it is within their power to do so, use their reasonable commercial endeavours to procure the fulfilment of the condition as soon as possible after the Signature Date.

4.3 If the condition is not fulfilled by the date specified in 4.1 above, this Agreement (save for 1, 2, 4.2, 5, 25 to 33 (inclusive) which shall be of immediate force and effect) shall lapse and be of no force or effect and no Party shall have any claim against the other for anything done hereunder or arising hereout.

5. **COMMENCEMENT AND DURATION**

This Agreement shall notwithstanding the Signature Date take effect on the Effective Date and remain in full force and effect and be binding on each of the

Parties for so long as such Party shall be and remain a Shareholder of the Company.

6. **SHARE CAPITAL**

6.1 As at the Signature Date:

6.1.1 the authorised share capital of the Company is R1 000, divided into 1 000 ordinary shares of R1,00.

6.1.2 the issued share capital is R100 divided into 100 ordinary shares of R1,00 each.

6.1.3 the sole shareholder shall be Rockwell RSA.

6.2 Upon the implementation of the Sale Agreement on the Effective Date, the Shareholding of the Company shall be as follows:

6.2.1 Rockwell shall own 74 ordinary shares constituting 74% of the entire issued share capital of the Company; and

6.2.2 AVR shall own 26 ordinary shares constituting 26% of the entire issued share capital of the Company.

7. **BOARD OF DIRECTORS**

7.1 The Board of the Company shall consist of not more than 5 Directors of whom:

7.1.1 Rockwell shall be entitled to appoint 3 Directors; and

7.1.2 AVR shall be entitled to appoint 2 Directors.

7.2 Any Party entitled to appoint a Director shall be entitled to remove any of their respective appointees to the Board and to replace any Director who is so removed or who ceases for any other reason to be a Director of the Company.

7.3 All appointments and removals of Directors or alternate Directors of the Companies shall be by written notice to the Company and to the other Shareholders from the Party by whom such appointment or removal is being effected.

7.4 The Directors of the Company (other than an alternate Director) shall be entitled to appoint and remove any person (whether or not such person is himself a Director) as an alternate Director to act in his place and in his absence. A person may be appointed as alternate to represent more than 1 Director and any person so appointed as an alternate Director shall have a separate vote on behalf of each Director he is representing in addition to his own vote (if any) as Director. An alternate Director, whilst acting in the place of a Director who appointed him shall in his absence, exercise and discharge all the duties and functions of the Director or Directors he represents. The appointment of an alternate Director shall cease on the happening of any event which, if he were a Director, would cause him to cease to hold office as a Director of the Company or if the Director who

appointed him ceases to be a Director, or gives notice to the Company that the alternate Director representing him shall have ceased to be his alternate Director.

7.5 The appointment of a Director or an alternate Director shall cease automatically upon the Shareholder who was responsible for his appointment ceases to be a Shareholder.

7.6 Unless unanimously agreed by the Board, the Directors shall not be entitled to any remuneration.

8. **BOARD MEETINGS**

The Directors shall procure that unless otherwise agreed amongst them in writing:

8.1 the Board will meet from time to time for the dispatch of business but in any event not less than once every 6 months at such place as the Directors may from time to time decide and, save as specifically provided in this Agreement, may regulate its meetings and the manner of conducting its business as it may deem fit;

8.2 notices of and the agenda and Board papers for all Board meetings shall be given to the Directors and their alternates at their respective addresses notified to the Company from time to time, at least 5 Business Days (or such shorter period as may be agreed in writing by the Directors, or their alternates, as the case may be) prior to the day on which the meeting is to

be held. In addition to any other method for calling Board meetings as may be provided in the articles of association of the Company or the Companies Act, meetings of the Board may be called by any Director subject always to due compliance with the provisions of this 8;

8.3 a quorum for all Board meetings shall be 2 Directors present at the commencement and throughout the meeting, at least one of whom shall be a Director appointed by AVR. If a quorum is not present within 15 minutes of the commencement of the meeting, the meeting in question will stand adjourned to the same venue at the same time and on the same day in the following week or, if that day is not a Business Day, then to the immediately following Business Day. Notice of such adjournment shall be given to the Directors and their alternates. If at such adjourned meeting, a quorum is not present within 15 minutes of the commencement of such adjourned meeting, those Directors present at such adjourned meeting shall constitute a quorum for conducting all the business for which the meeting was originally convened save for any business which is a Restricted Matter, in which circumstances the meeting shall be dissolved;

8.4 subject to any provision to the contrary, all resolutions of the Board shall be taken by majority vote of all of the Directors present and voting at each meeting of the Board, it being recorded that each Director shall be entitled to exercise one vote;

8.5 the chairperson shall not have a casting vote;

8.6 subject to the provisions of 10, a resolution in writing circulated to all the Directors and signed by Directors, sufficient to form a quorum, shall be as valid and effectual as if passed at a duly called and constituted Board meeting. Any such resolution may consist of several documents in like form, each signed by one or more of such Directors. Unless the contrary is stated therein, any such resolution shall be deemed to have been passed on the date on which it was signed by the Director last signing it. A fax of a resolution signed by a Director or his alternate shall be acceptable evidence that such resolution has been signed by the Director whose signature appears on the fax; provided that such director or alternate shall have signed the original copy of the resolution and such original copy shall be retained in the records of the Company;

8.7 provided proper notice as contemplated in this Agreement has been given or waived, meetings of the Board and all committees of the Board may be held by means of such telephone, video, electronic or other communication facility as permits all persons participating in the meeting to communicate with each other simultaneously and instantaneously;

8.8 minutes of Board meetings will be prepared by the secretary of the Company and such minutes will be circulated to all members of the Board within 14 days after the conclusion of each meeting and shall be tabled for approval at the next following Board meeting.

9. **SHAREHOLDERS' MEETINGS**

9.1 Subject to the provisions of the Companies Act in relation to special resolutions, a quorum for all Shareholders' meetings of the Company (including any adjournments thereof) shall be not fewer than 2 members present in person or by proxy, provided that and only for so long as AVR remains a member of the Company and holding a 16% Shareholding in the Company, it shall be so present in person or by proxy.

9.2 The provisions of 8.2 shall be *mutatis mutandis* applicable to the meetings of Shareholders.

9.3 If a quorum is not present within 30 minutes of the commencement of the meeting, the meeting in question shall be adjourned to the same venue on the same day in the following week, or if that day is not a Business Day, then to the immediately following Business Day. Notice of such adjournment shall be given to the Shareholders. If at such adjourned meeting, a quorum is not present within 30 minutes of the commencement of such adjourned meeting, the Shareholders present at such adjourned meeting shall constitute a quorum for conducting all the business for which the meeting was originally convened.

9.4 The chairperson of a Shareholders' meeting shall be the chairman of the Board or in his absence a Director appointed for that purpose by majority vote of the Shareholders present at the meeting.

9.5 A resolution in writing circulated to all the Shareholders and signed by all of them shall be as valid and effectual as if such resolution had been passed at a Shareholders' meeting duly convened and held. Any such resolution may consist of several documents in like form, each signed by one or more of the Shareholders. Unless the contrary is stated therein, any such resolution shall be deemed to have been passed on the date of the latest signature by the Shareholders signing such resolution. A facsimile copy of the resolution signed by a Shareholder shall be acceptable evidence that such resolution has been signed by the Shareholder whose signature appears on that facsimile; provided always that such Shareholder shall have signed the original copy of the resolution and such original copy shall be retained in the records of the Company as specified in the Companies Act. Should a written resolution circulated to all Shareholders not be signed by all the Shareholders, such resolution shall be of no force or effect and the matter or matters which are the subject of such written resolution shall be referred to a Shareholders' meeting for consideration.

9.6 Provided proper notice as contemplated in this Agreement has been given or waived, meetings of Shareholders may be held by means of such telephone, video, electronic or other communication facility as permits all Shareholders participating in the meeting to communicate with each other simultaneously and instantaneously.

10. **RESTRICTED MATTERS AND DEFAULT MATTERS**

10.1 Notwithstanding anything to the contrary contained herein and/or the Company's articles of association, none of the following actions may be taken or done or allowed to be taken and done (and the Parties, insofar as they are legally able, shall procure that none of the following actions are taken or done) with respect to the Company and whether at a Board or Shareholders' meeting, without the prior written consent of Shareholders collectively holding 76% of the votes exercisable by Shareholders at such meeting:

10.1.1 the creation, allotment of shares or debentures or any other security convertible into equity;

10.1.2 the issue of any warrants or options with respect to shares in the Company;

10.1.3 any repurchase by the Company of its own shares;

10.1.4 any alteration of the share capital of the Company;

10.1.5 any alteration in or to the memorandum and/or articles of association of the Company;

10.1.6 the acquisition of any existing business undertaking or activity, whether by way of the acquisition of the assets or the undertaking

thereof or indirectly by the purchase of equity in any company or corporation or otherwise howsoever;

10.1.7 the disposal by the Company of any material asset or the acquisition of any asset of a material nature;

10.1.8 the dissolution or discontinuance of all or a material part of the Company's business or the cession, permanent suspension or abandonment of any substantial part of the business of the Company;

10.1.9 the issue of shares or debentures or any other security convertible into equity;

10.1.10 the provision of any guarantee, suretyship or indemnity for the liabilities of a third party; and/or

10.1.11 the conclusion of any composition or compromise with the creditors of the Company (including for purposes of any *bona fide* amalgamation or reconstruction of the Company).

10.2 If a resolution concerning any of the Restricted Matters referred to in this 10 has been rejected at any duly constituted meeting of the Shareholders on more than 2 occasions, same shall not be capable of resolution and shall not be raised for consideration until the next succeeding annual general meeting.

10.3 Notwithstanding anything to the contrary contained herein and/or the Company's articles of association, none of the following actions may be taken or done or allowed to be taken and done (and the Parties, insofar as they are legally able, shall procure that none of the following actions are taken or done) with respect to the Company and whether at a Board or Shareholders' meeting, without the prior consent of Shareholders collectively holding 90% of the votes exercisable by Shareholders at such meeting ("Default Matters"):

10.3.1 the dissolution or discontinuance, change or diversification of all or a material part of the Company's business or activities, or the cessation, permanent suspension or abandonment of any substantial part of the business or activities of the Company (whether temporary or not);

10.3.2 the approval of the annual budget and annual business plan, and any modification or variation thereof;

10.3.3 the incurral of any capital expenditure in excess of 15%, in aggregate in respect of any single item which is not otherwise provided for in an approved annual budget for the financial year concerned, or of any non-budgeted capital expenditure in excess of 15% in aggregate in any financial year of the Company;

10.3.4 the borrowing of any monies by the Company in the aggregate in excess of R10 million in the aggregate in any financial year from any

person, including from any Shareholder, and/or which imposes any financial obligation on the Company for a period of longer than 5 years;

10.3.5 the establishment outside the existing scope of the business of the Company of any new business undertaking or activity;

10.3.6 the entering into an amalgamation, merger or consolidation with any other body corporate;

10.3.7 the sale or winding-up of the Company and/or any subsidiary; and/or

10.3.8 the entering into of a partnership or any arrangement for the sharing of profits, union of interests, joint venture or reciprocal concession with any person other than in the ordinary course of business.

10.4 AVR shall, notwithstanding that it has not repaid its loan to Rockwell RSA in full, be entitled to exercise all the voting rights attaching to its Shareholding, provided that it is not in breach of its payment obligations under the loan arrangement contemplated in the Sale Agreement. If and when it makes late payment in terms of 7.1.2 or 7.1.3 of the Sale Agreement, its voting rights in respect of the Shares subject to the pledge in favour of Rockwell RSA will be suspended until payment will have been received by Rockwell RSA in respect of that portion of the loan then due and owing.

10.5 If a resolution concerning any of the Default Matters has been rejected at any duly constituted meeting of the Shareholders on more than 2

occasions, then a deadlock ("Deadlock") shall be deemed to have arisen between the Parties, which Deadlock may be referred for settlement on the basis of 14.

10.6 As far as reasonably possible, but subject to the provisions of the Companies Act, all Restricted Matters and Default Matters will be in the first instance be referred to the Board for consideration and if approved by mutual consent of all Parties, including specifically the consent of AVR for as long as it remains a Shareholder, shall not require referral to the Shareholders in general meeting.

11. SHAREHOLDER FUNDING AND CLAIMS

The Parties record and agree that:

11.1 the Board shall determine the funding required from time to time by the Company, which shall as far as possible be raised from outside resources, based on the Company's own creditworthiness, but only to the extent and upon terms which are commercially acceptable in the opinion of the Board.

11.2 in the event that the Board, having first considered and rejected all reasonable alternatives in terms of 9.1, shall determine (subject to 10) that the Company requires any funding to be contributed by Shareholders:

11.2.1 such funding shall be contributed by the Shareholders *pro rata* to their respective Shareholdings;

11.2.2 the Board shall determine whether such funding shall be contributed by the Shareholders to the Company by way of Shareholders' loans, or by of the subscription for additional shares and if by way of a subscription for shares, the subscription price for such shares;

11.2.3 such funding shall not bear interest (save as otherwise may be resolved);

11.2.4 such funding shall be repayable by the Company in the manner determined by the Board;

11.3 Such funding shall be called for by the service of a written notice ("Funding Notice") setting out the details of the funding required in terms of this 11.2 and the timing therefore which shall be a date no earlier than 30 days after delivery of the Funding Notice.

11.4 Notwithstanding the provisions of 11.2, AVR shall not be liable to contribute any funding to the Company until prior to 31 March 2011.

12. **<u>INVOLUNTARY DISPOSAL OF SHARES</u>**

12.1 Should a Party:

12.1.1 be wound up; and/or

12.1.2 commit an act of insolvency as envisaged in Section 8 of the Insolvency Act, No. 24 of 1936 (as amended); and/or

12.1.3 be liquidated or placed under judicial management whether provisionally or finally, and whether voluntarily or compulsorily,

such Party ("Disposer") shall, to the extent permissible, *ipso facto* be deemed to have offered to sell its Interest to the other Parties pro rata to their respective Shareholdings (or in such other proportion as may be agreed to in writing and failing agreement as may be determined by the Shareholders by majority vote, whose decision shall be final and binding on the Shareholders).

12.2 The terms and conditions of the sale contemplated in 12.1 shall be as follows:

12.2.1 the effective date of the sale shall be the date on which other Parties become aware of any of the occurrences referred to in 12.1;

12.2.2 the purchase price for the Interest shall be the Fair Value thereof as described in 13 below;

12.2.3 the purchase price of the Interest shall be discharged within 30 days after it has been determined, in cash.

13. **DETERMINATION OF FAIR VALUE**

13.1 The fair value of an Interest, the Dilution Shares, the Shareholding or the Shareholder Funds, as the case may be, shall be determined by the securities division of a merchant bank with expertise in the valuation of

businesses similar to the business of the Company, agreed to between the Parties and if they fail to agree within 7 Business Days of the date that the matter arose, then by the President of the Law Society of the Northern Provinces on the following basis:

13.1.1 it shall act as an expert and not as an arbitrator;

13.1.2 it shall adopt such basis of evaluation as it in its absolute discretion consider fair, equitable and reasonable, and such principles and procedures as it in its absolute discretion deems fit;

13.1.3 it shall determine the liability for its charges;

13.1.4 it shall not take into account whether the Interest, Dilution Shares, Shareholding or Shareholder Funds, as the case may be, comprises or relates to a majority or minority interest;

13.1.5 it shall notify all interested Parties in writing of its determination.

13.2 Each Party shall be entitled to make written representations to the securities division prior to it furnishing its determination, which written representations shall be furnished to the other interested Party/ies who shall be entitled to respond thereto within 10 days of the receipt of such representations.

13.3 The determination of the securities division shall be final and binding on the Parties.

14. DEADLOCK

14.1 "Deadlock" for purposes of this 14 shall mean the failure of the Shareholders or Directors, as the case may be, to obtain the requisite majority vote at a Board meeting or a Shareholders' meeting, as the case may be, pursuant to the provisions of 10.5.

14.2 If any Deadlock arises at a Board meeting or a Shareholders' meeting and if a Shareholder requires resolution of such Deadlock, such Shareholder may by written notice ("Deadlock Notice") to the other Shareholders demand resolution of the Deadlock.

14.3 Each Shareholder shall, within 14 Business Days of receipt of such Deadlock Notice, by further notice in writing to the other Shareholders, nominate a senior executive officer, ("Representative"), appropriately authorised, to resolve the Deadlock.

14.4 The Representatives shall, in good faith attempt to resolve such Deadlock within a further 14 Business Days after their nomination and, if they fail to resolve such Deadlock:

14.4.1 either, by mutual consent, certify in writing that the unresolved matter is not of such importance as to affect the success of the Company, in which case such issue giving rise to the Deadlock shall remain in abeyance; or

14.4.2 if no such consensus as contemplated in 14.4.1 may be obtained amongst the Representatives in respect of the importance of the matter giving rise to the Deadlock, then the Shareholder(s) ("Demanding Shareholder") who requires resolution of the Deadlock may at its discretion, implement the exit strategy set out below.

14.5 In the event of a Deadlock, a Shareholder(s) (holding not less than a 16% Shareholding ("Offeror") shall be entitled to submit an offer in writing ("Offer") to the other Shareholder(s) ("Offeree") in terms of which the Offeree having the option either to:

14.5.1 sell its shares in and claims on loan account against the Company; or

14.5.2 purchase the Offeror's shares in and claims against the Company,

at a price for each share as set out in the Offer plus the face value of the claims on loan account. The consideration for the buying or selling of the shares shall be the same, save that same shall be pro-rated in respect of the number of shares on offer and in respect of the claims shall be an amount equal to the amount of the claims in favour of the relevant Party in the books of account of the Company.

14.6 The Offeree shall, within 30 days of receipt of such written notice, notify the Offeror of its election (in writing) either to buy or sell at the price contained in the Offer, ("Election Notice").

14.7 If the Offeree fails to notify the Offeror within 30 days of its election, the Offeror shall, within 10 days after the expiry of the aforesaid 30 day period, elect to either buy or sell and notify the Offeror within that 10 day period of its election in writing ("Offeror Notice") and failing such election within the aforesaid 10 day period, the Offeror shall be deemed to have elected to buy with effect from the date of expiry of the 10 day period.

14.8 The closing of such sale and purchase (which for purposes of this clause shall involve the delivery of the shares in negotiable form as well as of a written cession of the claims on loan account, and if the relevant seller fails to make such delivery, the company secretary shall be deemed to have been duly authorised and empowered to do all such things, take all such steps and sign all such documents to give effect to such sale and purchase) shall take place with effect from 2 Business Days after:

14.8.1 in the case of the Offeree, delivery of the Election Notice; or

14.8.2 in the case of the Offeror, delivery of the Offeror Notice; or

14.8.3 the expiry of the 10 day period referred to in 14.7.

14.9 If no Shareholder exercises its rights in terms of 14.5 above, the subject matter giving rise to the Deadlock shall remain unresolved and shall not be put to the vote unless a period of 3 months will have elapsed after same was proposed at a meeting giving rise to the Deadlock.

15. **LOCK-UP ARRANGEMENTS**

15.1 **Empowerment Criteria**

15.1.1 Each Shareholder, who at the time of acquiring its Shareholding in the Company qualified under the Empowerment Criteria ("BEE Shareholder"), by its signature hereto acknowledges that the mining rights ("Mining Rights") applied for, vesting in or which shall become vested in each of the Company from time to time are subject to compliance with the provisions of the MPRDA and the Charter, and more specifically compliance with the provisions relating to the Empowerment Criteria. Each BEE Shareholder accordingly undertakes in favour of the other Shareholders and the Company that it shall, for as long as it remains a Shareholder of the Company and/or, pursuant to the provisions of the Exchange Agreement, a shareholder of RDI:

15.1.1.1 in all material respects comply with the Empowerment Criteria in force from time to time and in the manner as same may be enforced by each relevant regulatory body duly authorised to do so and having jurisdiction in respect of the Mining Rights; and

15.1.1.2 take all such steps, do all such things and sign all such documents and/or procure the taking of all such steps, the doing of all such things and the signing of all such documents

as may be reasonably necessary or required to ensure continued compliance with the aforesaid provisions;

always provided that such Empowerment Criteria shall not be more onerous than those in force as at the Signature Date and so as not to do or omit to do anything which may result in any of the Mining Rights being revoked or limited in any manner .

15.1.2 To give effect to the undertakings in 15.1.1 above, each BEE Shareholder shall not, save as otherwise provided in 15.1.3 below, dispose, sell, alienate, make-over, transfer, cede, encumber or in any way divest itself of its Shareholding, as the case may be (collectively "Alienate") prior to 2017, notwithstanding the fact that:

15.1.2.1 the RDI Shares it may acquire pursuant to the provisions of the Exchange Agreement are freely transferable; or

15.1.2.2 the RDI Shares were acquired pursuant to a permitted transaction between an exiting BEE Shareholder and an incoming BEE Shareholder.

15.1.3 If and when the BEE Shareholder wishes to dispose of its Shareholding or the RDI Shares at any time prior to 2017, the BEE Shareholder shall be obliged, in the first instance, to offer the Shareholding or the RDI Shares, as the case may be, by written notice to RDI, who shall be entitled to purchase or repurchase same,

as the case may be, within 90 days of the date of receipt of a written notice from the BEE Shareholder at a price which:

15.1.3.1 in the case of the Shareholding shall be the higher of the price determined in accordance with 13 and the price offered by a *bona fide* third party (whose offer shall be in writing and supported by proof of availability of funds to settle the purchase price); and

15.1.3.2 in the case of the RDI Shares shall be the 30 day trading VWAP thereof, calculated from the date that the RDI Shares are so offered to RDI,

failing which the BEE Shareholder shall be obliged to sell to a historically disadvantaged person who complies with the Empowerment Criteria, acceptable to the other Shareholders, whose approval shall not unreasonably be withheld or delayed.

15.1.4 It is specifically recorded that the BEE Shareholder shall be entitled to dispose of the RDI Shares freely:

15.1.4.1 after the expiry of 2016 or such earlier date if the Empowerment Criteria applicable to the Company so permits; and

15.1.4.2 if and when a Trigger Event occurs. In this latter event the BEE Shareholder shall use its reasonable commercial endeavours to dispose of the RDI Shares to such persons so as not to

unnecessarily or adversely affect compliance by the Company of its obligations under the Empowerment Criteria.

15.2 Notwithstanding the provisions of 15.1.2 the BEE Shareholder shall be entitled to encumber its Shareholding ("Hypothecation) if such Hypothecation is created as security ("Security") in respect of a loan from:

15.2.1 any bank, as defined in the Banks Act, 1990 (Act No. 94 of 1990) (as amended) ("Banks Act"); or

15.2.2 any other financial institution approved for that purpose by the Registrar of Banks in terms of the Banks Act,

(for the purposes of and in connection with the funding of the Company by such Shareholder) and/or for the purposes of acquiring its Shareholding.

15.3 **Trigger Event**

if a Trigger Event occurs, which in the opinion of the shareholders and the Shareholders of RDI constitutes a "hostile take-over" as determined:

15.3.1 in the case of the Shareholders by the Shareholders, at a general meeting; or

15.3.2 in the case of the shareholders of RDI, by such shareholders at a general meeting of the shareholders of RDI as prescribed by the Rules and Regulations of the TSX pertaining to RDI,

then the BEE Shareholder shall be relieved of its Lock-Up obligations set out in this 15 and shall be entitled to dispose of its Shareholding or RDI Shares, as the case may be, as it deems fit.

16. **COME-ALONG AND TAG-ALONG**

16.1 **Come-Along**

If a third party offers to purchase the Sale Interest of all the Shareholders in the Company on identical pro rata terms, and provided that the majority Shareholder accepts such offer in respect of its Sale Interest (after first having complied with the relevant provisions of 18.2) and the remaining Shareholders having refused the offer made to them, then the remaining Shareholders shall be obliged to accept and shall be deemed to have accepted the offer of the third party in respect of their entire Sale Interest. Each Shareholder irrevocably and in *rem suam* hereby appoints the Auditors at that time as its attorney and agent to do all such things necessary to comply with the provisions of this clause.

16.2 **Tag-Along**

If a third party offers to purchase a Sale Interest in the Company constituting at least 35% of the entire issued share capital in the Company, then notwithstanding that the Shareholders to whom such offer has been made have complied with the provisions of 18.2, such Shareholders shall not be entitled to sell such Sale Interest to such third party, if any of the remaining Shareholders to whom the offer has not been made by the third

party, indicate in writing, in response to the offer by such Shareholder in terms of 18.2, that they wish to dispose of their Sale Interest in the Company, unless the same pro rata offer to acquire their Sale Interest, is made by such third party also to the remaining Shareholders concerned.

17. **ROCKWELL RSA**

17.1 Rockwell RSA has funded the acquisition by AVR of its Shareholding and has taken the appropriate security against AVR in respect of the due performance by AVR of its repayment obligations to Rockwell RSA. The security entail, *inter alia*, a pledge of AVR's Shareholding in favour of Rockwell RSA. AVR (and any person who may become a Shareholder) by its signature hereto, hereby consent to Rockwell RSA increasing its Shareholding provided that Rockwell RSA shall immediately upon the perfecting by it of the security do all such things, take all such steps and sign all such documents and/or procure the doing of all such things, taking of all such steps and signing of all such documents to identify a person who will qualify as a suitable BEE Shareholder ("Transferee") to whom it shall transfer the Shareholding of AVR, (if required in terms of Empowerment Criteria then ruling (if any)). Each Shareholder shall be deemed to have consented to such transfer, subject to such Transferee's written consent to be bound by the provisions hereof.

18. PRE-EMPTIVE RIGHTS

18.1 Save as may be otherwise provided in this Agreement or agreed in writing between the Parties, neither of the Parties shall be entitled to dispose, in any manner whatever, of the whole or any part of its Sale Interest, unless such Party ("the Offeror") shall first have offered ("the Offer") to sell such Sale Interest to the other Parties ("the Offerees'), *pro rata* in proportion to their respective Shareholdings ("the Due Proportion"), upon the terms and conditions set out in this 18. For the purposes hereof, "dispose" or "a disposal" shall refer to the sale, realisation, transfer, alienation, pledge, hypothecation or other dealing in or with any Sale Interest in the Company or any right to or interest in or to such Sale Interest.

18.2 The Offer shall:

18.2.1 be in writing;

18.2.2 stipulate the price at which the Offeror is prepared to sell the Sale Interest, which price shall sound in cash in South African currency;

18.2.3 be irrevocable;

18.2.4 be open for acceptance in writing by the Offerees for a period of 30 days following the date of delivery of the Offer by the Offeror to the Offerees;

18.2.5 not be subject to any other terms or conditions, other than the obtaining of all necessary regulatory approvals.

18.3 If there is more than one Offeree and any Offeree ("the Declining Offeree") does not accept its Due Proportion under the Offer, the other Offerees who have accepted the Offer shall be entitled within 7 days after –

18.3.1 being notified by the Offeror in writing of that fact; or

18.3.2 the expiry of the 30 day period referred to in 18.2.4,

whichever is the later, to accept, in writing, in the proportions in which the Offer is accepted by them, the Due Proportion of the Declining Offeree's share of the Sale Interest, at the price and on the conditions set out in 18.2 and the procedure prescribed by this 18.3 shall be repeated as often as is necessary (within the 7 days referred to in 18.3) until the Offerees have declined, in writing, the Declining Offeree's offer or until the whole of the Offer has been accepted in writing.

18.4 Upon acceptance in writing ("the Acceptance Notification") by an Offeree of the Offer pursuant to 18.2.4 and/or 18.3, a sale of the Sale Interest so accepted shall be deemed to have been effected by the Offeror to the accepting Offeree from the date of receipt by the Offeror of such Offeree's Acceptance Notification.

18.5 Should the whole or any portion of the Sale Interest ("the Unsold Interest") which is the subject of the Offer not be accepted by the Offerees, the Offeror

shall be entitled at its election by not later than 5 days after such non-acceptance to:

18.5.1 declare the acceptances of the Offerees in their Acceptance Notification void, and to offer the Sale Interest to a *bona* fide third party purchaser on the basis set out below; or

18.5.2 sell and transfer the Unsold Interest to a *bona fide* third party purchaser on the basis set out in 18.6.

18.6 In the event of the Unsold Interest being offered to a *bona fide* third party purchaser pursuant to 18.5, then:

18.6.1 the Unsold Interest shall be sold to such purchaser at a price and on terms and conditions which are no more favourable to the purchaser than those at which the Offerees were entitled to purchase the Sale Interest in terms of 18.2 and/or 18.3;

18.6.2 the Offeror shall, prior to offering such Unsold Interest to any third party, notify the other Shareholders in writing of the identity and such other details of the third party concerned as may be reasonably required by any of the other Shareholders;

18.6.3 such third party is acceptable to the other Shareholder, which acceptance will not be unreasonably withheld or delayed; and

18.6.4 such third party purchaser shall first have agreed in writing to be bound by the provisions of this Agreement.

18.7 It is specifically recorded that ministerial consent, in terms of the provisions of the MPRDA, may in the particular circumstances be required in respect of the transfer by the Offeror of its Sale Interest to the Offerees (or any of them) and/or a third party purchaser. The Offeror and the Offerees shall co-operate in good faith in making application for and taking all steps reasonably necessary for and incidental to and/or concerning the granting by the Minister of such ministerial consent. In the event that the Minister shall fail and/or refuse, for whatever reason, to grant the ministerial consent in respect of the transfer of the Sale Interest to the Offerees, or any of them ("*the Affected Offeree Party*"), the Affected Offeree Party shall be entitled in consultation with the remaining Offerees (if any) to identify a third party reasonably acceptable to the other Shareholders and in respect of whom the Minister shall be prepared to and shall grant the ministerial consent in respect of the transfer of the Sale Interest to such third party, and the Affected Offeree Party shall be entitled to cede and delegate its rights and obligations arising in terms of this 18.7 to such third party, provided that:

18.7.1 such third party shall, if it shall not already be a Party to this Agreement, bind itself as a Party thereto; and

18.7.2 in the event that the Affected Offeree Party shall fail, by not later than 60 Business Days after the Minister shall have refused to grant the ministerial consent in respect of the transfer of the Sale Interest to the

Affected Offeree Party, to identify the third party described in this 18 and to procure the granting by the Minister of the ministerial consent in respect of the transfer of the Sale Interest to such third party, the Affected Offeree Party shall be deemed not to have accepted the Offer, whereupon the provisions of 18.5 shall apply.

19. ANNOUNCEMENTS

No Shareholder shall issue any press release or any other public document or make any public statement either relating to or connected with or arising out of this Agreement (other than as required by law or regulation or requested by any regulatory authority), or the matters contained therein without obtaining the prior written approval of the other Shareholders to the contents thereof and the manner of its presentation and publication; provided that such approval shall not be unreasonably withheld or delayed.

20. GUARANTEES, SURETYSHIPS AND INDEMNITIES

No Shareholder shall be entitled or obliged to issue any guarantee, suretyship or indemnity for the obligations of the Company or any of its subsidiaries or joint ventures without the prior unanimous written consent of the other Shareholders. If, with the prior written consent of the other Shareholders, any Shareholder gives or concludes a guarantee, suretyship or indemnity in favour of any creditor of the Company in respect of the Company's obligations, any claim, loss or damages which may be sustained or suffered pursuant to such guarantee, suretyship or indemnity shall be borne by the Shareholders in the same ratio in which they hold

shares in the Company at the time that such guarantee, suretyship or indemnity was given and each Shareholder (who did not give such guarantee, suretyship or indemnity) hereby indemnifies and holds harmless the others of them (who have given such guarantee, suretyship or indemnity) in respect of such obligations. Nothing contained in this 20 shall, however, affect or be deemed to be a waiver of, any right of reimbursement or subrogation by any such guarantor, surety or indemnitor with respect to the Company.

21. <u>ACCOUNTING AND DIVIDEND POLICIES</u>

The Parties shall procure that:

21.1 the Company shall adopt a consistent and as far as possible uniform policy in the preparation of its annual financial statements in accordance with the International Financial Reporting Standards and generally accepted accounting principles and practice ruling in the RSA from time to time;

21.2 monthly management accounts of the Company and its subsidiaries will be prepared by the Board and shall be furnished to the Shareholders not later than 10 Business Days after the end of each month to which they relate, and shall comprise at least a detailed cashflow statement, income statement and balance sheet;

21.3 prior to the end of each financial year, annual budgets (including capital expenditure budgets) for the Company for its next financial year will be prepared and submitted for approval to the Shareholders; and

21.4 the Company shall adopt and maintain, from time to time, such dividend policies as the Board may deem prudent (and recommend to the Shareholders), having due regard to the profits available for distribution of the Company in each financial year and the anticipated cash flow requirements of the Company.

22. <u>GENERAL CORPORATE AND STATUTORY MATTERS</u>

The Parties shall procure that:

22.1 the Auditors of the Company will be the auditors of the controlling shareholder ("control" for purposes of this clause shall be a Shareholding of not less than 51%);

22.2 the financial year end of the Company shall be the last day of February;

22.3 the registered office of the Company shall be at Johannesburg, Gauteng;

22.4 the secretary for the time being of the Company shall be a person appointed by the Board from time to time;

22.5 the public officer of the Company shall be the chief financial officer from time to time.

23. **VOTING SUPPORT**

The Parties reciprocally undertake, each in favour of the other, to exercise their respective voting rights in the Company to implement, observe, maintain and support the provisions of this Agreement.

24. **INCONSISTENCY BETWEEN THIS AGREEMENT AND THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANIES**

24.1 Notwithstanding anything herein implied or contained to the contrary and subject to all applicable laws, in the event of their being any inconsistency between the provisions of this Agreement and the rights and obligations of the Parties under the respective memorandum and articles of association of the Company, the provisions of this Agreement shall prevail as amongst the Parties.

24.2 Any Shareholder shall be entitled by written notice to the other to require any or all of them to do all such things and to sign all such documents and to adopt all such resolutions as may be necessary to amend the memorandum and articles of association of the Company so as to conform with the provisions of this Agreement.

25. **CONFIDENTIALITY**

25.1 Each Shareholder shall at all times treat all information in connection with and/or relating to the Company, the business of the Company and all matters incidental thereto ("the Confidential Information"), as strictly

confidential and shall not, without the prior written consent of the other Parties (which consent may, for the avoidance of doubt, be withheld in the reasonable discretion of such other Parties) disclose such Confidential Information to any party, and/or make use of such Confidential Information for any purposes other than in connection with the conduct of the business of the Company and/or the furtherance of the interests of the Company.

25.2 Notwithstanding the stipulations of 25.1, information shall be deemed not to be Confidential Information, and the provisions of 25.1 shall not apply to a Party in connection with any information, which:

25.2.1 is or becomes generally available to the public other than as a result of disclosure by such Party in violation of this 25;

25.2.2 is or was independently developed by such Party or on its behalf by persons having no access to such Confidential Information;

25.2.3 was in such Party's possession prior to the Signature Date;

25.2.4 is required to be given, made or published by law or under the rules and regulations of any relevant Stock Exchange or any applicable regulatory authority, in which case, the Party liable to so give, make or publish same shall give the other Parties reasonable written notice thereof, along with drafts or copies thereof, as soon as is reasonably practicable, and, in the case of any disclosure required in terms of the Promotion of Access to Information Act, 2000 (Act No. 2 of 2000) (as amended) ("the PAI Act"), the Party liable to make such disclosure

shall, in as far as it shall be able, apply the principles of Chapter 4 of the PAI Act in order to avoid and/or limit the extent of any such disclosure; and

25.2.5 is required to be disclosed by any Party to any provider of finance ("the Bank") in order for the Bank to take informed decisions regarding the Company, provided that such Party shall use its reasonable endeavours to procure that the Bank shall keep such information confidential.

26. **<u>DISPUTE RESOLUTION</u>**

26.1 Any dispute between the Shareholders in regard to:

26.1.1 the interpretation of;

26.1.2 the effect of;

26.1.3 the Shareholders' respective rights and obligations under;

26.1.4 a breach of; and/or

26.1.5 any matter arising out of;

this Agreement shall be referred to the Board, which shall meet as soon as possible after referral of the dispute to it, and shall use its *bona fide* reasonable efforts to resolve the dispute.

26.2 In the event that the Board shall have failed, for whatever reason, to resolve the dispute by not later than 30 Business Days after the dispute shall first have arisen, the dispute shall be submitted to and decided by arbitration.

26.3 The said arbitration shall be held subject to the provisions of this clause:

26.3.1 at Sandton;

26.3.2 informally;

26.3.3 otherwise in accordance with the provisions of the Arbitration Act No. 42 of 1965, as amended;

it being the intention that if possible it shall be held and concluded within 90 Business Days after it has been demanded.

26.4 The arbitrator shall be if the question in issue is:

26.4.1 primarily an accounting matter an independent chartered accountant with no less than 10 years standing agreed upon between the Shareholders;

26.4.2 primarily a legal matter, a practising Senior Counsel with no less than 10 years standing agreed upon between the Shareholders;

26.4.3 any other matter an independent person agreed upon between the Shareholders.

26.5 If the Shareholders cannot agree upon a particular arbitrator in terms of 26.4 above within 7 Business Days after the arbitration has been demanded, the nomination in terms of 26.4.1, 26.4.2, 26.4.3, as the case may be, shall be made by the President of the Law Society of the Northern Provinces within 7 days after the Shareholders have so failed to agree.

26.6 The Shareholders irrevocably agree that the decision in these arbitration proceedings:

26.6.1 shall be binding on them,

26.6.2 shall be carried into effect,

26.6.3 may be made an order of any Court of competent jurisdiction.

26.7 The provisions of this 26 shall not preclude any Party from access to court (as provided for in 31) for urgent or interim relief in the form of an interdict, mandamus or order for specific performance pending the outcome of an arbitration in terms hereof or in respect of such arbitration.

27. RELATIONSHIP OF THE PARTIES

The relationship of the Parties amongst themselves shall be governed by the terms of this Agreement and nothing contained herein shall be deemed to constitute a partnership between them and neither shall they by reason of the actions of any one of them incur any personal liability as co-partners to any third

party and none of them shall have entitled or empowered to represent or hold out to any third party that the relationship between them is that of partnership.

28. **BREACH**

Should any Party ("the Defaulting Party") commit a breach of any of the provisions hereof, then the other Party/Parties ("the Aggrieved Party") shall, if it wishes to enforce its rights hereunder, be obliged to give the Defaulting Party 14 days written notice to remedy the breach. If the Defaulting Party fails to comply with such notice, the Aggrieved Party shall not be entitled to cancel this Agreement against the Defaulting Party, but shall be entitled to claim immediate payment and/or performance by the Defaulting Party of all of the Defaulting Party's obligations whether or not the due date for payment and/or performance shall have arrived, in either event without prejudice to the Aggrieved Party's rights to claim damages. The foregoing is without prejudice to such other rights as the Aggrieved Party may have at law.

29. **DOMICILIUM**

29.1 The Parties hereto choose *domicilia citandi et executandi* for all purposes of and in connection with this agreement as follows:

Rockwell RSA:

Wildsview Level 0
Isle of Houghton
Cnr Carse O'Gowry & Boundary Roads
Houghton
2196
Fax: (011) 481-7246

Company: Wildsview Level 0
Isle of Houghton
Cnr Carse O'Gowry & Boundary Roads
Houghton
2196
Fax: (011) 481-7246

AVR: 1st Floor, Block B
Cullinan Place
Cullinan Close
Morningside
Sandton
Fax: (011) 463-3430

29.2 Any Party hereto shall be entitled to change its *domicilium* from time to time, provided that any new *domicilium* selected by it shall be an address other than a box number in the Republic, and any such change shall only be effective upon receipt of notice in writing by the other Parties of such change.

29.3 All notices, demands, communications or payments intended for any Party shall be made or given at such Party's *domicilium* for the time being.

29.4 A notice sent by one Party to another Party shall be deemed to be received:

29.4.1 on the same day, if delivered by hand;

29.4.2 on the same day of transmission if sent by telefax and if sent by telefax with receipt received confirming completion of transmission;

29.4.3 on the fifteenth day after posting, if sent by prepaid registered mail.

29.5 Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen *domicilium citandi et executandi.*

30. COSTS

The Company shall be liable for the cost of the preparation of this Agreement. Each of the Shareholders shall bear its own costs of and incidental to the negotiation or independent legal verification of this Agreement.

31. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Republic. Each of the Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the High Court of the Republic of South Africa (Witwatersrand Local Division) in respect of any matter arising in terms of and/or in connection with this Agreement, capable of referral to the aforesaid court.

32. COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

33. GENERAL

33.1 This document constitutes the sole record of the agreement amongst the Parties in regard to the subject matter thereof.

33.2 No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

33.3 No addition to, variation or consensual cancellation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

33.4 No indulgence which any of the Parties ("the Grantor") may grant to any other or others of them ("the Grantee(s)") shall constitute a waiver of any of the rights of the Grantor, who shall not thereby be precluded from exercising any rights against the Grantee(s) which might have arisen in the past or which might arise in the future.

33.5 The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

33.6 No Party shall be entitled to cede, delegate or otherwise transfer all or any of its rights, interest or obligations under and in terms of this Agreement except with the prior written consent of the other Parties.

THUS DONE and SIGNED at Sandton on this the 2 day of OCTOBER 2008.

For and on behalf of

ROCKWELL RESOURCES RSA (PROPRIETARY) LIMITED

by

who warrants his authority hereto

THUS DONE and SIGNED at Sandton on this the 2 day of October 2008.

For and on behalf of

AFRICA VANGUARD RESOURCES (PROPRIETARY) LIMITED

by

who warrants his authority hereto

THUS DONE and SIGNED at Sandton on this the 2 day of October 2008.

For and on behalf of

ZWEMKUIL (PROPRIETARY) LIMITED

by

who warrants his authority hereto